Exhibit 99.1

Red Robin Gourmet Burgers and Brews Appoints Carin Stutz as
Executive Vice President and Chief Operating Officer

GREENWOOD VILLAGE, Colo., April 29, 2016 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB), a casual dining restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced the appointment of Carin Stutz as Executive Vice President and Chief Operating Officer.

Stutz will be responsible for leading regional restaurant management teams overseeing the operational performance of more than 440 company-owned US and Canadian Red Robin® restaurants and 11 Red Robin Burger Works® locations in the U.S, as well as additional alternative platforms and all franchise operations. She will report to Red Robin Gourmet Burgers and Brews president Denny Marie Post.

Stutz has more than three decades of experience in the restaurant industry. Most recently, she was president of McAlister’s Deli and has served in operations leadership roles for major casual dining and fast casual brands including Chili’s, Applebee’s, Cosi, and Wendy’s.

“Carin is a proven leader in driving operational excellence, business results, and profitability in the highly competitive fast casual and casual dining industry,” said Denny Marie Post. “We are excited to have Carin on our Red Robin team, where her extensive restaurant and new concept development experience, combined with her leadership talents, will be essential as we continue building an organization focused on engaging our restaurant teams, creating memorable guest experiences and driving superior results.”

Stutz is a past board chair and member of the board of directors of the Woman’s Foodservice Forum. She earned a Masters of Business Administration degree from Mid-America Nazarene University and a Bachelor of Science degree from Western Illinois University.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 530 Red Robin restaurants across the United States and Canada, including Red Robin Burger Works® locations and those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.